Exhibit 99.2

FOR IMMEDIATE RELEASE	Press Release

Contact Info:

Laura Crowley

Director of Investor Relations and Public Relations

SYNNEX Corporation

(510) 668-3715

laurack@synnex.com

SYNNEX Corporation Announces the Retirement of Founder and Chairman of the

Board Robert T. Huang; Dwight A. Steffensen to Become Non-Executive Chairman of the Board

FREMONT, CA—June 24, 2010—SYNNEX Corporation (NYSE: SNX), a leading business process services company, today announced that founder Robert T. Huang retired as Chairman of the Board of Directors and as a member of the Board of Directors effective June 21, 2010. SYNNEX’ Board has unanimously named Dwight A. Steffensen, SYNNEX’ Lead Director, as non-executive Chairman of the Board, also effective June 21, 2010. As non-executive Chairman and an independent director, Mr. Steffensen will relinquish his Lead Director position and such position will not be filled at this time.

Speaking on behalf of SYNNEX’ Board of Directors, Mr. Steffensen said, “We are forever indebted to the contributions of Bob Huang. Bob founded SYNNEX in 1980 and over the past 30 years, nurtured SYNNEX to a $7+ billion Fortune 500 company, recently achieving its 92nd consecutive, profitable quarter. Bob has served SYNNEX with great distinction and we are enormously thankful for his service.” Matthew F.C. Miau, Chairman Emeritus, added, “Bob has been a valued colleague and a dear friend for many, many years. The other directors and I will miss his presence on the SYNNEX Board. Nevertheless, the Board knew that Dwight Steffensen was the best qualified candidate to succeed him. Dwight has served as an independent director since 2002 and as Lead Director since 2006.” Mr. Steffensen responded, “I am honored that the Board of Directors has named me non-executive Chairman to lead SYNNEX and the Board of Directors in this very key time in the history of the organization. I look forward to working with the Board of Directors and the SYNNEX team members to achieve even more success from the solid foundation Bob has built.”

While Mr. Huang will retire from the SYNNEX Board of Directors, he will continue to contribute to the success of SYNNEX in other ways. In a joint venture with SYNNEX as a minority investor, Mr. Huang will lead SB Pacific Corporation Limited, a newly formed company to pursue new business opportunities. SYNNEX will contribute its ownership interest and operations in Nihon Daikou Shouji Co., Ltd., valued at approximately $3 million, to this venture.

Kevin M. Murai, SYNNEX’ President and Chief Executive Officer, stated, “I want to thank Bob for his three decades of dedication and service to SYNNEX and look forward to this new chapter for SYNNEX and Bob.” Mr. Murai continued, “Despite Bob’s retirement from the Board, the future of SYNNEX is in very capable hands. Dwight has done an outstanding job as Lead Director and personifies SYNNEX’ core values in every way. Over the past eight years, Dwight has been instrumental to the Board of Directors due to his experience, business acumen and foresight. As Chairman, he will be a valuable asset to the Board of Directors, especially as our industry continues to evolve.”

Commenting upon his retirement from the SYNNEX Board, Mr. Huang stated, “It has been an honor and a privilege to serve this great company over the past 30 years. This is an outstanding organization. No company is more committed to serving its vendors, customers, employees and stockholders. Even though I will retire from the Board, I look forward to contributing to SYNNEX in other positive ways. I wish Dwight, Kevin and all the employees of SYNNEX the best of success.”

Dwight Steffensen has served as a member of the SYNNEX Board of Directors since February 2002 and as Lead Director since March 2006. Mr. Steffensen served as the Chairman and Chief Executive Officer of Merisel, Inc. from February 1996 until August 2000. Prior to joining Merisel, Mr. Steffensen served as President and Chief Operating Officer at Bergen Brunswig Corporation, a healthcare company. Prior to the merger of Bergen Brunswig Corporation and Synergex Corporation, he served as President and Chief Executive Officer of Synergex. Mr. Steffensen is a member of the Board of Directors of OmniVision Technologies, Inc. Mr. Steffensen received a Bachelor of Arts degree in Economics from Stanford University and is a certified public accountant (inactive).

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About SYNNEX

SYNNEX Corporation, a Fortune 500 corporation, is a leading business process services company, servicing resellers, retailers and original equipment manufacturers in multiple regions around the world. The Company provides services in IT distribution, supply chain management, contract assembly and business process outsourcing. Founded in 1980, SYNNEX employs over 7,000 associates worldwide and operates in the United States, Canada, China, Japan, Mexico, the Philippines and the United Kingdom. Additional information about SYNNEX may be found online at www.synnex.com.

Safe Harbor Statement

Statements in this press release regarding SYNNEX Corporation, which are not historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may be identified by terms such as believe, expect, may, will, provide, could and should and the negative of these terms or other similar expressions. These statements, including statements regarding our continued success and the evolution of our industry, are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in the forward-looking statements. These risks and uncertainties include, but are not limited to: general economic conditions and any weakness in IT spending; the loss or consolidation of one or more of our significant OEM suppliers or customers; market acceptance and product life of the products we assemble and distribute; competitive conditions in our industry and their impact on our margins; pricing, margin and other terms with our OEM suppliers; our ability to gain market share; variations in supplier-sponsored programs; changes in our costs and operating expenses; changes in foreign currency exchange rates; changes in the tax laws, risks associated with our international operations; uncertainties and variability in demand by our reseller and contract assembly customers; supply shortages or delays; any termination or reduction in our floor plan financing arrangements; credit exposure to our reseller customers, and negative trends in their businesses; any future incidents of theft; risks associated with our contract assembly business; and other risks and uncertainties detailed in our Form 10-Q for the fiscal quarter ended February 28, 2010 and from time to time in our SEC filings. Statements included in this press release are based upon information known to SYNNEX Corporation as of the date of this release, and SYNNEX Corporation assumes no obligation to update information contained in this press release.

Copyright 2010 SYNNEX Corporation. All rights reserved. SYNNEX, the SYNNEX Logo, and all other SYNNEX company, product and services names and slogans are trademarks or registered trademarks of SYNNEX Corporation. SYNNEX and the SYNNEX Logo Reg. U.S. Pat. & Tm. Off. Other names and marks are the property of their respective owners.

Source: SYNNEX Corporation - F